Exhibit 99.1

                  FINANCIAL FEDERAL CORPORATION
           REPORTS NEW FINANCINGS AND DEBT PREPAYMENTS


NEW YORK, NY:  May 2, 2005 - Financial Federal Corporation ("FIF"
- NYSE) announced today that its major operating subsidiary, Financial Federal Credit Inc., issued $250 million of five-year, 5.0% fixed rate term notes to fifteen institutional investors through a private placement. The Company received $200 million today and will receive $50 million on August 2, 2005. The proceeds will be used to repay debt and for general corporate purposes.

Additionally, the Company's asset securitization facility was renewed for another year on April 29, 2005 for the fourth time. The renewal provides for lower pricing. The Company has also recently obtained $80 million of new senior unsecured revolving credit facilities from two new banks with terms of one year ($25 million) and five years ($55 million).

The Company has also recently prepaid $176.5 million of floating rate term notes at principal without penalty. The remaining terms of these notes ranged from four months to five years (weighted average slightly over two years), and their weighted average rate, based on current market interest rates, would have been 4.4%.

Steven F. Groth, CFO, remarked: "We refinanced $176.5 million of floating rate term notes and $50 million of 8.6% fixed rate term notes maturing on June 1, 2005 at a lower interest rate, reduced our exposure to rising short-term market interest rates, extended debt maturities and increased liquidity by over $100 million.
Our capitalization (debt plus equity) at January 31, 2005 was 45% fixed rate and 55% floating rate. Today, our capitalization is approximately 57% fixed rate and 43% floating rate. In addition, the new bank facilities have lower credit spreads than the floating rate term notes that were prepaid."


This press release contains certain "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. Readers are referred to the most recent reports on Forms 10-K and 10-Q filed by the Company with the Securities and Exchange Commission that identify such risks and uncertainties.


Financial Federal Corporation specializes in financing industrial and commercial equipment through installment sales and leasing programs for dealers, manufacturers and end users nationwide.
For additional information, please visit us at www.financialfederal.com.

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CONTACT:  Steven F. Groth, Chief Financial Officer
          (212) 599-8000